Exhibit 10.2

SUPPLEMENT EXECUTIVE RETIREMENT PLAN AGREEMENT

FOR Kirk D. Fox

THIS AGREEMENT is made and entered into this 29th day of March   , 2007, by and between Halifax National Bank (Bank), a Pennsylvania banking institution having a place of business at Third and Market, Streets, Halifax, Pennsylvania, and Kirk D. Fox (Executive), an individual residing at 1575 Shippen Dam Rd., Millersburg, Pennsylvania 17061.

INTRODUCTION

To encourage Executive to remain an employee of Bank, Bank is willing to provide to Executive with supplemental retirement benefits and a pre-retirement death benefit on Executive’s life.  Bank will pay the benefits and the life insurance premiums from its general assets.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.                                       “Affiliate” means any company that controls, is controlled by, or is under common control with Bank.  For this Agreement, company includes any bank, corporation, general or limited partnership, limited liability companies, association or similar organization, business trust, or any other trust.

1.2                                 CHANGE OF CONTROL

A.                                   For purposes of this Agreement, a “change in control of Halifax National Bank” shall mean a change in control of nature that would be required to be reported promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  Such a change in control shall be deemed to have occurred if (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date first written above, other than Halifax National Bank or any “person” who on this date is a director or officer of the Halifax National Bank is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of Halifax National Bank representing 35% or more of the combined voting power of the Halifax National Bank then outstanding securities, or (b) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Halifax National Bank cease for any reason to constitute at least a majority, unless the election of each direct who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

B.                                     The occurrence of, or execution of an Agreement providing for, a sale of all or substantially all of the assets of the Halifax National Bank.

C.                                     The occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction involving Halifax National Bank, unless (A) the shareholders of the Bank, as the case may be, immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Halifax National Bank, as the case may be immediately prior to the consummation of any such transaction will initially represent a majority of the directions of the surviving or resulting corporation.

1.3                                 “Disability” means Executive suffering a physical or mental impairment, which, in the judgment of a physician satisfactory to Bank, prevents Executive from performing all of the essential job functions of Executive’s position on a full time basis with or without reasonable accommodation and without posing a direct threat to himself or others, for a period of one hundred eighty days.  As a condition to any benefits, Bank may require Executive to submit to such physical or mental evaluations and tests as Bank’s Board of Directors deem appropriate.

1.4                                 “Bank” or “Corporation” means Halifax National Bank.

1.5                                 “Insured” means Executive Kirk D. Fox.

1.6                                 “Insurer” means Midland National and Ohio National.

1.7                                 “Policy” means Midland National policy no. 690017 and Ohio National policy no. C6794158.

1.8                                 “Net Death Proceeds” means the death proceeds of the Policy, in the aggregate amount as provided in the attachment endorsements.

1.9                                 “Normal Retirement Age” means 65 years old.

1.10                           “Code” means the Internal Revenue Code of 1986, as amended.

1.11                           “Employment Agreement” means the Employment Agreement entered into between Bank and Insured, dated  December 1, 2006.

Article 2

Supplemental Retirement Benefits

2.1                                 Normal Retirement Benefit.  If Executive termites employment on or after the Normal Retirement Age for reasons other than death, Bank shall pay to Executive the benefit described in Section 2.1.1.

2.1.1                        Amount of Benefit.  The benefit under this Section 2.1 is $44,000 per year.

2.1.2                        Payment of Benefit.  Bank shall pay the benefit under Section 2.1 to Executive on the first day of the month following the Executive’s birthday, commencing with the month following the month in which Executive reaches Normal Retirement Age and continuing for 15 years.

2.2                                 Early Termination Benefits.  If Executive’s employment is terminated before the Normal Retirement Age and after age 55 absent a change of control and for reasons of Executive’s voluntary termination of                                          employment, non-renewal of the Employment, Agreement, Disability, or if Bank: terminates Executive’s employment for reasons other than for Cause, Bank shall pay to Executive the benefit as described below.

Year 15	60%	$396,000.00
Year 16	64%	$422,400.00
Year 17	68%	$448,800.00
Year 18	72%	$475,200.00
Year 19	76%	$501,600.00
Year 20	80%	$528,000.00
Year 21	84%	$554,400.00
Year 22	88%	$580,800.00
Year 23	92%	$607,200.00
Year 24	96%	$633,600.00
Year 25	100%	$660,000.00

2.3                                 Disability of Employment.  In the event of disability of the Executive prior to age 55, the Bank may pay to the Executive a portion or all of the accrued benefits under this Agreement.

2.4                                 Change of Control.  Upon the occurrence of change of control as defined herein, any supplemental executive retirement plan which the Employee is a participant shall be fully funded by the Bank and the Employee shall become fully vested.

Article 3

Death Benefits

3.1                                 Death Before Normal Retirement Age.  If Executive dies while actively employed by Bank before reaching the Normal Retirement Age, Executive’s beneficiary shall receive from the Insurer the benefit described in this Section 3.1.1.  The Bank will not pay any death benefits after normal retirement age.

3.2                                 Amount of Benefit.  The benefit under Section 3.1 is a death benefit in the amount as reflected in Schedule 3.1.1.  The benefit paid is determined by the Plan Year in which Executive dies.  For example, if Executive dies in Plan Year 1, the benefit is $165, 948.98.  Plan Year 1 commences on the date this Agreement is executed and ends one year later.  Plan Year 2 commences at the end of Plan Year 1 and ends one year later. Each subsequent Plan Year runs similarly.  If such death benefit is paid, no supplemental retirement benefits under this Agreement will be paid.

Year 1	$165,948.98	Year 14	$353,957.28
Year 2	$175,905.92	Year 15	$375,194.72
Year 3	$186,460.28	Year 16	$397,706.40
Year 4	$197,647.90	Year 17	$421,568.78
Year 5	$209,506.77	Year 18	$446,862.92
Year 6	$222,077.18	Year 19	$473,674.68
Year 7	$235,401.80	Year 20	$502,095.17
Year 8	$249,525.92	Year 21	$532,220.88
Year 9	$264,497.47	Year 22	$564,154.13
Year 10	$280,367.32	Year 23	$598,003.38
Year 11	$297,189.37	Year 24	$633,883.58
Year 12	$315,020.72	Year 25	$671,916.60
Year 13	$333,921.97	Year 26	$712,260.00

3.2.2.                     Payment of Benefit.  The benefit shall be paid to the beneficiary by Bank.

3.2.3                        Death Following Normal Retirement Age, But After Receipt of Supplemental Retirement Benefit. In the event Executive dies after normal retirement age and after the Executive has begun to receive supplemental retirement benefits from the Bank, the Bank shall continue to pay those benefits, as provided in Article 2, to beneficiary. Executive’s estate or beneficiaries shall have no right to receive any further death benefit.

3.2.4                        Death After Change of Control.  If Executive dies following a Change of Control, before normal retirement age, provided Executive was actively employed at the time of the Change of Control, Executive’s beneficiary shall be paid the death benefit described in Section 3.1 in accordance with

Section 3.1.1.  If such death benefit is paid, no supplemental retirement benefits under this Agreement will be paid.

3.2.5                        Payment of Benefit.  The benefit under Section 3.1.4 shall be paid to the beneficiary by Bank in accordance wit Section 3.1.2 as defined on attached Designation of Beneficiary Form.

Article 4

Policy Ownership/Interests

4.1                                 Bank Ownership.  Bank is the sole owner of any insurance policies utilized to informally fund this arrangement and shall have the right to exercise all incidents of ownership.  Bank shall be the sole beneficiary of the all death proceeds of the Policies.

4.2                                 Executive’s Interest.  Subject to the provisions of Article 10, Executive shall have the right to designate the beneficiary (on attached Designation of Beneficiary form) of the Death Benefit Proceeds under Section 3.1.1. Executive shall also have the right to elect and change settlement options that may be permitted by Bank.

4.3                                 Comparable Coverage.  Upon execution of this Agreement, Bank shall maintain an Insurance Policy or Policies in full force and effect.  If Bank surrenders or allows Policy or Policies to lapse the Death Benefits described under Section 3.1.1 are terminated.  The Policy or any comparable policy shall be subject to the claims of Bank’s creditors.

Article 5

Premiums

Premium Payment.  Bank shall pay any premiums due on the Policy.

Article 6

Assignment

Executive may assign without consideration all interest in the Policy and in this Agreement to any person, entity or trust.

Article 7

Insurer

The Insurer shall be bound only by the terms of the Policy.  Any payments the Insurer makes or actions it takes in according with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons.  The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 8

Claims Procedure

8.1                                 Claims Procedure.  Bank shall notify any person or entity that makes a claim under this Agreement (the “Claimant”) in writing, within 90 days of Claimant’s written application for benefits, of his or her eligible for benefits or ineligibility for benefits under this Agreement.  If Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken in the Claimant wishes to have the claim reviewed.  If Bank determines that there are special circumstances requiring additional time to make a decision, Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

8.2                                 Review Procedure.  If the Claimant is determined by Bank not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by Bank by filing a petition for review with Bank within 60 days after receipt of the notice issued by Bank.  Said petition shall state the specific reasons which the Claimant believes entitle him or her position to Bank verbally or in writing, the claimant (or counsel) shall have the right to review the pertinent documents. Bank shall notify the claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, referencing the specific provisions fo the Agreement on which the decision is based.  If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of Bank, but notice of this deferral shall be given to the Claimant.

Article 9

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by Bank and Executive, except as provided in Articles 10.

Article 10

General Limitations

10.1                           Excess Parachute or Golden Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, any benefit provided under this Agreement, when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, such payments shall be retroactively (if necessary) reduced to the extend necessary to avoid such excise tax imposition or shall be forfeited to the extent the benefit would be prohibited golden parachute payment pursuant to 12 C.F. R. §359.2 and for which the appropriate federal banking agency had not given written consent to pay pursuant to 12 C.F.R. § 359.4.  Upon written notice to Executive, together with calculations of Bank’s independent auditors, Executive shall remit to Bank the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax.  Notwithstanding the foregoing or any other provision of this contract to the contrary, if any portion of the amount herein payable to the Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Corporation shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

10.2                           Termination for Cause.  Halifax National Bank shall have the right, at any time upon prior written notice of termination satisfying the requirements of this Agreement to terminate Employee’s employment for just cause. For the purpose of this Agreement, “termination for just cause” shall mean termination for personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit.  For purposes of this paragraph, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done or omitted to be done by Employee in bad faith and without reasonable belief that his action or omission was in the best interest of Halifax National Bank.  Any act or omission to act by the Employee in reliance upon an opinion of counsel to Halifax National Bank or counsel to the Employee shall not be deemed to be willful.

10.3                           Removal.  Notwithstanding any provision of this Agreement to the contrary, Bank shall not pay any benefit under this Agreement if Executive is subject to a final removal or prohibition order issued by an appropriate federal banking pursuant to Section 8(e) of the Federal Deposit Insurance Act.

10.4.                        Competition After Termination of Employment.  Executive shall forfeit his right to any further benefits if Executive, without the prior written consent of Bank, violates the following described restrictive covenants.

10.4.1                  Covenant Not to Compete

Confidential Business Information; Non-Competition

I.                                         Executive hereby acknowledges and recognizes the highly competitive nature of the business of Halifax National Bank and accordingly agrees that during the term of employment with the Halifax National Bank and for two (2) years following termination of the Term of Employment for any reason set forth herein then, in consideration of the benefits to which Employee would then be entitled, Employee shall not, except as otherwise permitted in writing by Halifax National Bank:

(i)                                     be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including financial or bank holding company) or financial services industry, or in the County of Dauphin, Commonwealth of Pennsylvania.

10.4.2                  Judicial Remedies.  In the event of a breach or threatened breach by Executive of any provision of these restrictions, Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon bank or any of its subsidiaries or Affiliates, and further recognizes that in such event monetary damages may be inadequate to fully protect Bank or any of its subsidiaries or Affiliates. Accordingly, in the event of a breach or threatened breach of this Agreement, Executive consents to Bank’s or any of its subsidiaries or Affiliates’ entitlement to such preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing Bank’s or any of its subsidiaries or Affiliates’ rights hereunder and preventing Executive from further breaching any of his obligations set forth herein. Executive expressly waives any requirement, based on any statute, rule of procedure, or other source, that Bank or any of its subsidiaries or Affiliates post a bond as a condition of obtaining any of the abovedescribed remedies. Nothing herein shall be construed as prohibiting Bank or any of its subsidiaries or Affiliates from pursuing any other remedies available to Bank or any of its subsidiaries or Affiliates at law or in equity for such breach or threatened breach, including the recovery of damages from Executive. Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 10.41.1 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded Bank or any of its subsidiaries or Affiliates in Section 10.41.1 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 10.4.1 will not be materially adverse to Executive’s employment with Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

Signed at Halifax, Pennsylvania, this 29th day of March, 2007.

HALIFAX NATIONAL BANK

/s/ Paul R. Reigle
Board Member

Board Member

/s/ James M. Lebo
Board Member

/s/ David A. Troutman
Board Member

/s/ David W. Hoover
Board Member

/s/ Joseph D. Kerwin
Board Member

The Insured accepts and, agrees, to the foregoing and, subject to the rights of the Owner as stated above, designates Jennifer B. Fox  as primary beneficiary and Garrett L. Fox Trust as secondary beneficiary of the portion of the proceeds described in (1) above.

Signed at Halifax, Pennsylvania, this 29th day of March, 2007.

THE INSURED

/s/ Kirk D. Fox
KIRK D. FOX

DESIGNATION OF BENEFICIARY

This Designation of Beneficiary is dated this 29th day of March , 2007, by Kirk D. Fox, “Employer”, a person residing at 1575 Shippen Dam Rd., Millersburg, PA 17061.

W I T N E S S E T H

WHEREAS, Section            of the Agreement provides that the Employee shall have the right to designated the beneficiary of the Employee Death Benefit;

WHEREAS, the Employee desires to designate Jennifer B. Fox, and individual residing at Same as above whose relationship to Employee is Wife to be the direct beneficiary of the Employee Death Benefit.

WHEREAS, the Employee desires to designate Garrett L. Fox Trust, an entity at 4245 Rt. 209, Elizabethville, whose relationship to Employee is                     to be contingent beneficiary of the Employee Death Benefit.

NOW, THEREFORE, know all mean by these presents that, intending to be legally bound hereby, the undersigned,                                 , hereby designates                                     to be the direct beneficiary and receipt of the proceeds of the Employee Death Benefit, and that if the direct beneficiary predeceases Employee that                                 shall be contingent beneficiary and recipient of the proceeds of the Employee Death Benefit.

IN WITNESS WHEREOF, the undersigned, has hereunto set his hand and seal on the date above stated.

THE INSUSRED

/s/ Kirk D. Fox
KIRK D. FOX

HALIFAX NATIONAL BANK

/s/ Paul R. Reigle
Board Member

Board Member

/s/ James M. Lebo
Board Member

/s/ David A. Troutman
Board Member

/s/ David W. Hoover
Board Member

/s/ Joseph D. Kerwin
Board Member

AMENDMENT TO SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AGREEMENT FOR KIRK D. FOX

This Amendment to the Supplemental Executive Retirement Plan Agreement for Kirk D. Fox entered into between Kirk D. Fox (“Fox”)  and Halifax National Bank (“Bank”) dated March 29, 2007 is made this 18th day of June, 2008.

WHEREAS, Bank and Fox entered into a Supplemental Executive Retirement Agreement dated March 29, 2007 (“SERP Agreement”);

WHEREAS, Section 2.4 of the SERP Agreement provides “[u]pon the occurrence of change of control as defined herein, any supplemental executive retirement plan which the Employee is a participant shall be fully funded by the Bank and the Employee shall become fully vested.”

WHEREAS, First Perry Bancorp, Inc. (“First Perry”) and HNB Bancorp, Inc. (“HNB”) intend to enter into an Agreement and Plan of Consolidation on or about June 18, 2008 (“Consolidation Agreement”) pursuant to which First Perry and HNB shall consolidate into a new holding company (the “Consolidation”);

WHEREAS, the parties wish to amend Section 2.4 of the SERP Agreement to provide that the SERP Agreement shall not vest fully upon a change of control, but shall fully vest upon any subsequent termination of employment subsequent to the Consolidation.

NOW, THEREFORE, in consideration of the covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree, effective the date hereof, as follows:

1.  Section 2.4 shall be amended to provide:

2.4 Change of Control.  Upon the occurrence of a change of control as defined herein, any supplemental executive retirement plan which the Employee is a participant shall be fully funded by the Bank and the Employee shall become fully vested; provided however, upon the effective date of the Agreement and Plan of Consolidation between First Perry Bancorp, Inc. and HNB Bancorp, Inc. (as defined in the Consolidation Agreement), Employee shall not become fully vested and the plan shall not be fully funded by the Bank until the Employee’s employment is subsequently terminated for any reason, including death, by either party.  Until such time as Employee’s employment is terminated, the SERP Agreement shall vest upon the vesting schedule provided in Section 2.2.

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Amendment to be duly executed in their respective names or by their authorized representative, on the day and year first above written.

ATTEST:	HNB BANCORP, INC.

/s/ David A. Troutman	By:	/s/ Paul R. Reigle

HALIFAX NATIONAL BANK

/s/ David A. Troutman	By:	/s/ Paul R. Reigle

EXECUTIVE

/s/ Kirk D. Fox
Kirk D. Fox